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                                   Contacts:  Vincent J. Milano
                                              Vice President, CFO and Treasurer
     [LOGO APPEARS HERE]                      VIROPHARMA INCORPORATED
                                              Phone (610) 458-7300

                                              Kori Beer
                                              Director, Corporate Communications
                                              VIROPHARMA INCORPORATED
                                              PHONE (610) 458-7300

                            VIROPHARMA INCORPORATED
                    Reports First Quarter Financial Results

Exton, PA April 26, 2001. ViroPharma Incorporated (Nasdaq: VPHM) reported today financial results for the first quarter ended March 31, 2001.

For the quarter ended March 31, 2001, ViroPharma reported a net loss of $29.2 million compared to a net loss of $6.8 million for the same period in 2000. Included in the quarter ended March 31, 2001, the company incurred a non-cash charge of $16.5 million resulting from the issuance of 750,000 shares of common stock to Sanofi-Synthelabo in exchange for the expansion of the company's intellectual property rights related to Picovir(TM), the company's most advanced product candidate. Net loss for the quarters ended March 31, 2001 and 2000 were adjusted to reflect preferred stock dividends to arrive at net loss allocable to common stockholders. Net loss per share allocable to common stockholders for the quarter ended March 31, 2001 was $1.87 per share, basic and diluted, compared to $0.46 per share, basic and diluted for the same period in 2000. Without giving effect to the preferred stock dividends, net loss per share for the quarter ended March 31, 2001 was $1.86 per share, basic and diluted, compared to $0.45 per share, basic and diluted, for the same period in 2000. In the quarter ended March 31, 2001, the company earned license fee and milestone revenue of $2.3 million in connection with the hepatitis C collaboration with Wyeth-Ayerst Laboratories compared to $1.3 million in the first quarter of 2000. Research and development expenses for the first quarter of 2001 were $11.9 million compared to $6.6 million for the same period in 2000. The increase in expenses in the first quarter of 2001 was due primarily to the completion of two large phase 3 trials with Picovir(TM) for the treatment of viral respiratory infection in adults. In addition, the company was conducting patient studies with VP50406 for the treatment of hepatitis C, safety studies with VP14637 for the treatment of respiratory syncytial virus (RSV) disease and conducting substantial discovery research activities on additional development candidates for both hepatitis C and RSV diseases. General and administrative expenses for the first quarter of 2001 were $3.5 million compared to $2.1 million for the same period in 2000. The increase is due to pre-marketing expenses related to Picovir(TM), employee related expenses, and business development activities. As of March 31, 2001 the company had approximately $190 million in cash, cash equivalents and short-term investments.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, Picovir(TM), is in clinical development for the treatment of picornavirus diseases, and recently completed late stage clinical trials for VRI in adults. ViroPharma also has product candidates in clinical trials for the treatment of hepatitis C and RSV diseases.
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                         Selected Financial Information
Statements of Operations:
(in thousands, except per share data)

                                                                        Three-months ended
                                                                             March 31,
                                                                      ----------------------
                                                                         2001         2000
                                                                      ---------    ---------
Revenue                                                               $   2,250    $   1,250
                                                                      ---------    ---------
Operating expenses:
Research and development                                                 11,900        6,553
Acquisition of technology rights                                         16,500
General and administrative                                                3,547        2,061
                                                                      ---------    ---------
Total operating expenses                                                 31,947        8,614
                                                                      ---------    ---------
Interest income (net)                                                       528          594
                                                                      ---------    ---------
Net loss                                                              $ (29,169)   $  (6,770)
                                                                      =========    =========
Net loss allocable to common stockholders:                              (29,351)      (6,952)
                                                                      =========    =========
Net loss per share: basic and diluted                                     (1.86)       (0.45)
Net loss per share allocable to common
 stockholders: basic and diluted                                          (1.87)       (0.46)
Shares used in computing per share amounts:
  basic and diluted                                                      15,664       15,113
                                                                      =========    =========
Balance Sheets: (in thousands)

                                                                      March 31,   December 31,
                                                                         2001         2000
                                                                      ---------    ---------
Cash, cash equivalents and short-term investments                     $ 190,070    $ 203,335
Working capital                                                         184,033      196,280
Total assets                                                            205,817      222,439
Long-term obligations                                                   180,275      180,325
Total stockholders' equity                                               11,917       23,987
